Exhibit 99.1
F O R     I M M E D I A T E     R E L E A S E
N E W S
FROM

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500 Rick B. Colberg Chief Financial Officer 866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FIRST QUARTER OF 2007
Milwaukee, Wisconsin
April 18, 2007
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $4.7 million or $0.08 diluted earnings per share for the three months ended March 31, 2007 as compared to $5.4 million or $0.09 diluted earnings per share during the same period in 2006. Earnings decreased for the first quarter of 2007 primarily as a result of a decrease in the net interest margin, partially offset by a recovery of previous provisions for loan losses. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs.
“In the first quarter of 2007, we expanded our customer product offerings by making arrangements to introduce an investment advisory service to our customer base and we continued to enhance our business cash management offerings. We anticipate these products will assist us in filling customer needs and in increasing our non-interest revenue. In addition, our first quarter earnings continued to be negatively impacted by the inverted yield curve, a slow housing market and strong competition for deposits and loans. To help offset the negative effects of these external factors, we continued to modify our existing operations by controlling expenses, resolving some non-performing loans, and remaining in an active repurchase program for our stock when market conditions are right”, stated

Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
The reported results represent an 11.1% decrease in diluted earnings per share and a net income decrease of 12.3% for the first quarter of 2007 as compared to the same period in 2006.
One to four- family mortgage loan originations and purchases were $61.8 million for the first quarter of 2007 as compared to $90.4 million for the same period in 2006. The decreased originations and purchases of mortgage loans were the result of a decrease in our purchase of mortgage loans and decreased originations resulting from increased market interest rates on mortgage loan offerings and a related decrease in home sales, purchases and construction.
Multi-family and commercial real estate mortgage loan originations were $50.3 million for the first quarter of 2007 as compared to $36.6 million for the first quarter of 2006. The increased originations were the result of management’s emphasis on these products, the hiring of new personnel and additional marketing efforts.
Loan sales were $25.2 million for the first three months of 2007 as compared to $16.9 million for the same period in 2006. Loan sales increased because of the increased fixed rate mortgage loan originations that resulted from the similarity of fixed rate market interest rates to adjustable rate market interest rates thereby making fixed rate mortgage loans desirable to the consumer. As a result of the increased loan sales, gains on the sales of loans were $330,000 for the three months ended March 31, 2007 as compared to $220,000 for the same periods in 2006.
Consumer loan originations for the first quarter of 2007 were $29.4 million as compared to $37.5 million for the same period in 2006. The decreased originations for the period were primarily the result of declining demand in the face of increased interest rates on consumer loan offerings, slower growth in homeowners’ equity, and discontinued indirect automobile loan originations through our 50% owned subsidiary, Savings Financial Corporation, as previously disclosed, in the second quarter of 2006.
Commercial business loan originations increased in the first quarter of 2007 to $10.2 million as compared to $8.4 million in the first quarter of 2006. This increase for the period was primarily the result of the continued emphasis by management to develop this portion of our loan portfolio, including the hiring of new personnel.
In total, loan originations and purchases for the first quarter of 2007 were $151.7 million as compared to $172.9 million for the same period of 2006, with the decrease due to the factors discussed above.
Total assets at March 31, 2007 were $3.6 billion as compared to $3.5 billion at December 31, 2006.
Mortgage-related securities increased by $85.3 million in the first quarter of 2007 primarily as a result of borrowing $105.0 million and investing those dollars in mortgage-related securities and an improvement in the market value of the mortgage-related portfolio.
Deposits increased $46.8 million during the first quarter of 2007 to $2.2 billion; deposits also were $2.2 billion at December 31, 2006 as a result of rounding the deposit total. Within the deposit portfolio, certificates of deposit increased $40.9 million and our core deposits (checking, savings and money market accounts) increased $5.9 million. This deposit growth, along with an increase in the interest rates paid on deposits, resulted in an increase in the cost of deposits for the first quarter of 2007.

Borrowings increased to $887.8 million at March 31, 2007 as compared to $705.0 million at December 31, 2006 primarily as a result of borrowing $105.0 million and investing those dollars into mortgage-related securities. The additional $77.8 million of borrowing was done in the first quarter of 2007, in anticipation of funding outstanding loan commitments.
We have paid twenty-five consecutive cash dividends since our initial stock offering. Cash dividends paid in the first quarter of 2007 were $0.08 per share as compared to $0.07 per share for the same period in 2006. This cash dividend increase of $0.01 per share in the first quarter of 2007 is a 14.3% increase over the cash dividends paid in the first quarter of 2006.
Non-performing loans to total loans at March 31, 2007 decreased to 0.68% as compared to 0.72% at December 31, 2006. This decrease in non-performing loans was primarily the result of one non-performing commercial business loan being paid-off. As a result of this loan being repaid, we recovered a net amount of approximately $929,000 of loan loss provisions in the first quarter of 2007. Our allowance for loan losses at March 31, 2007 was $11.6 million or 84.1% of non-performing loans and 77.0% of non-performing assets.
The net interest margin for the first quarter of 2007 decreased to 2.07% as compared to 2.37% for the first quarter of 2006. The decreased net interest margin was primarily the result of the rising cost of deposits and borrowings, the inversion of the yield curve and the effects of our stock repurchase programs. Specifically, the inversion of the yield curve reduced our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin. In addition, contract terms of existing loans can affect our ability to reprice those assets.
The effective income tax rate in the first quarter of 2007 was 33.5% as compared to 35.0% for the first quarter of 2006 primarily as a result of the purchase of Bank Owned Life Insurance in the fourth quarter of 2006. The increase in cash value of Bank Owned Life Insurance usually is not taxable.
Book value per share was $8.82 at March 31, 2007. The annualized return on average equity (ROE) for the first quarter of 2007 was 3.63%. The annualized return on average assets (ROA) for the first quarter of 2007 was 0.54%. We repurchased 3,110,000 shares during the first quarter of 2007 at an average price of $11.72 per share. We regularly review market conditions and costs of funds to determine when share repurchases are appropriate. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 76 offices in the state of Wisconsin and one office in Minnesota.
* * *
Outlook
(The following are forward looking statements; see “Cautionary Statements” below.) Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in 2007. They are as follows:

•	There may be an environment of continued economic slow down and an inverted or flat interest rate yield curve throughout 2007. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to decrease, along with related interest and fee income.
•	A slow down in the appreciation of the value of real estate or even a decrease in value may occur. Reduced property prices could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments. It may also impact the quality of some of our loans as a result of increased delinquencies.

•	A continuation of stabilizing and softening real estate values could affect the value of the collateral securing our mortgage loans. A decrease in value could in turn lead to increased losses on loans in the event of foreclosures, which would affect our provisions for loan losses and profitability. Also, if customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily mortgage-related securities, earn less income than real estate loans.
•	An inverted or flat yield curve will also likely continue to affect our net interest margin. The net interest margin would continue to be compressed as a result of the cost of deposits and borrowings rising faster than the yield on loans. Such a compression could negatively affect our net income.
•	Bank Mutual will continue to further emphasize consumer, commercial real estate and commercial business loans, all of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase our costs. Market conditions and other factors may continue to affect our ability to increase our loan portfolio with these types of loans.
•	We have opened one new office in first quarter of 2007, and anticipate opening up to two or three additional new offices in 2007. The addition of new offices increases our occupancy and related personnel costs going forward, which will increase our costs for 2007.
•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on our earnings. Although we believe we have reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, our position may not prevail in court or other actions may occur which give rise to liabilities. We also may incur further costs in the future to address and defend these issues.
* * *
Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, customer response to new products and services, competition from other institutions, the results of our lending activities and loan loss experience, changes in real estate values, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2007	2006
	(In thousands)
Assets
Cash and due from banks	$40,499	$44,438
Federal funds sold	127,500	—
Interest-earning deposits	2,551	1,022

Cash and cash equivalents	170,550	45,460
Securities available-for-sale, at fair value:
Investment securities	63,150	48,290
Mortgage-related securities	1,150,155	1,064,851
Loans held for sale	5,294	3,787
Loans receivable, net	2,013,326	2,024,325
Goodwill	52,570	52,570
Other intangible assets	2,924	3,089
Mortgage servicing rights	4,672	4,653
Other assets	180,980	204,360

	$3,643,621	$3,451,385

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,205,426	$2,158,641
Borrowings	887,771	705,025
Advance payments by borrowers for taxes and insurance	12,072	2,199
Other liabilities	31,134	49,223

	3,136,403	2,915,088

Minority interest in real estate development	2,520	2,518

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2007 and 2006 Issued and outstanding — none in 2007 and 2006	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2007 and 2006 Issued - 78,783,849 shares in 2007 and 2006 Outstanding - 57,234,980 in 2007 and 60,277,087 in 2006	788	788
Additional paid-in capital	497,077	496,302
Retained earnings	273,431	273,454
Unearned ESOP shares	(2,841)	(3,066)
Accumulated other comprehensive income	(9,867)	(15,426)
Unearned deferred compensation		—
Treasury stock - 21,548,869 in 2007 and 18,506,762 shares in 2006	(253,890)	(218,273)

Total shareholders’ equity	504,698	533,779

	$3,643,621	$3,451,385

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2007	2006
	(In thousands, except per share data)

Interest income:
Loans	$29,943	$28,410
Investments	1,019	921
Mortgage-related securities	13,030	11,898
Interest-earning deposits	423	409

Total interest income	44,415	41,638
Interest expense:
Deposits	18,631	15,273
Borrowings	8,703	6,955
Advance payment by borrowers for taxes and insurance	2	2

Total interest expense	27,336	22,230

Net interest income	17,079	19,408
Provision for(recovery of) loan losses	(929)	63

Net interest income after provision for loan losses	18,008	19,345
Noninterest income:
Service charges on deposits	1,496	1,160
Brokerage and insurance commissions	613	541
Loan related fees and servicing revenue	382	326
Gains on sale of investments	—	694
Gain on sales of loans	330	220
Other	2,124	1,435

Total noninterest income	4,945	4,376
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,643	9,573
Occupancy and equipment	2,827	2,601
Amortization of other intangible assets	165	165
Other	3,241	3,124

Total noninterest expenses	15,876	15,463

Income before income taxes	7,077	8,258
Income taxes	2,370	2,892

Net income	$4,707	$5,366

Per share data:
Earnings per share-basic	$0.08	$0.09

Earnings per share-diluted	$0.08	$0.09

Cash dividends paid	$0.08	$0.07

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three Months Ended March 31,
Originations:	2007	2006

Mortgage loans
One-to-four-family	$43,984	$42,596
Multi-family	25,674	25,600
Commercial Real Estate	24,618	$11,005

Total Mortgage Loans	94,276	79,201

Consumer loans	29,396	37,490
Commercial business loans	10,167	8,428

Total loan originations	$133,839	$125,119

Purchases:
Mortgage loans	17,811	47,773

Total loan purchases	17,811	47,773

Total loans originated and purchased	$151,650	$172,892

Loan Sales	$25,189	$16,909

Loan Portfolio Analysis	March 31,	December 31,
	2007	2006

Mortgage loans:
One-to-four family	$1,106,947	$1,123,905
Multi-family	180,656	157,768
Commercial real estate	166,998	167,089
Construction and development	178,375	187,323

Total mortgage loans	1,632,976	1,636,085
Consumer loans	416,385	431,246
Commercial business loans	50,921	52,056

Total loans receivable	2,100,282	2,119,387
Deductions to gross loans	86,956	95,062

Total loans receivable, net	$2,013,326	$2,024,325

Asset Quality Ratios	March 31,	December 31,
	2007	2006

Non-performing mortgage loans	$12,078	$11,504
Non-performing consumer loans	799	803
Non-performing commercial business loans	290	1,625
Accruing loans delinquent 90 days or more	571	565

Total non-performing loans	$13,738	$14,497

Total non-performing assets	$15,001	$15,728

Non-performing loans to loans receivable, net	0.68%	0.72%
Non-performing assets to total assets	0.41%	0.46%
Allowance for loan losses to non-performing loans	84.12%	86.74%
Allowance for loan losses to non-performing assets	77.04%	79.95%
Allowance for loan losses to total loans	0.57%	0.62%
Net recoveries (charge-offs )	$(88)	$(148)
Net recoveries (charge-offs) to avg loans (annualized)	-0.02%	-0.01%
Allowance for loan losses	$11,557	$12,574

Deposit Analysis	March 31,	December 31,
	2007	2006

Noninterest-bearing checking	$100,433	$104,821
Interest-bearing checking	171,986	174,206
Savings accounts	202,800	200,016
Money Market accounts	258,251	248,542
Certificate accounts	1,471,956	1,431,056

Total Deposits	$2,205,426	$2,158,641

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized)	Three Months Ended March 31,
	2007	2006

Net interest margin (1)	2.07%	2.37%
Net interest rate spread	1.53%	1.85%
Return on average assets	0.54%	0.62%
Return on average equity	3.63%	3.95%
Return on average tangible equity	4.09%	4.43%
Efficiency ratio (2)	72.08%	65.01%
Non-interest expense as a percent of average assets	1.81%	1.80%
for the periods indicated.

Other Information	Three Months Ended March 31,
	2007	2006

Average earning assets	$3,293,324	$3,276,178
Average assets	$3,500,123	$3,440,092
Average interest bearing liabilities	$2,830,708	$2,757,560
Average shareholders’ equity	$519,372	$543,467
Weighted average number of shares outstanding
-used in basic earnings per share	57,565,620	60,310,598
-used in diluted earnings per share	59,046,780	61,964,893

	March 31,	December 31,
	2007	2006

Number of shares outstanding (net of treasury shares)	57,234,980	60,277,087
Book value per share	$8.82	$8.86

Weighted Average Net Interest Rate Spread	At March 31,	At December 31,
	2007	2006

Yield on loans	6.11%	6.04%
Yield on investments	4.66%	4.47%
Combined yield on loans and investments	5.52%	5.48%
Cost of deposits	3.61%	3.52%
Cost of borrowings	4.20%	4.46%
Total cost of funds	3.78%	3.75%
Interest rate spread	1.74%	1.73%